Exhibit 99.4

RETROSPECTIVELY REVISED FINANCIAL INFORMATION FOR ADOPTION

OF A NEW ACCOUNTING STANDARD

In this exhibit, the term “FirstMerit” refers to FirstMerit Corporation and its subsidiaries and the term “Citizens” refers to Citizens Republic Bancorp, Inc.

Effective for the quarter ended March 31, 2012, FirstMerit and Citizens adopted the Financial Accounting Standards Board’s Accounting Standards Update (“ASU”) No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, as amended by ASU 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. These pronouncements require, among other things, the retrospective reporting on the face of the financial statements of the components of other comprehensive income, total other comprehensive income and total comprehensive income, either with net income in a single continuous statement of comprehensive income or in two separate but consecutive statements. For interim periods, companies are required to present a total for comprehensive income in a single continuous statement of comprehensive income or two separate but consecutive statements.

The following tables disclose the impact of the adoption of these new accounting pronouncements on the historical financial statements of FirstMerit and Citizens. The tables present selected components of the Consolidated Statements of Comprehensive Income for FirstMerit and Citizens for each of the last three years ended December 31, 2011, 2010 and 2009, respectively, and should be read in conjunction with the information in FirstMerit’s 2011 Annual Report on Form 10-K and Citizens’ consolidated financial information included in Exhibit 99.2 of this Current Report on Form 8-K.

FIRSTMERIT CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

	Year Ended December 31,
(in thousands)	2011	2010	2009
Net income	$119,558	$102,909	$82,170
Other comprehensive income (loss):
Net change in unrealized securities holding gains (losses), net of tax of $14,109, ($299), and $20,997	26,205	(555)	38,994
Reclassification for realized securities’ gains, net of tax of ($3,878), ($299), and ($2,113)	(7,203)	(556)	(3,924)
Unrealized hedging gain (loss), net of tax of $0, $0, and ($51)	—	—	(94)
Pension and postretirement benefits costs, net of tax of ($10,773), $252, and ($2,825)	(16,786)	467	(6,355)

Total other comprehensive income (loss)	2,216	(644)	28,621

Total comprehensive income	$121,774	$102,265	$110,791

CITIZENS REPUBLIC BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

	Year Ended December 31,
(in thousands)	2011	2010	2009
Net income (loss)	$6,667	$(292,925)	$(514,213)
Other comprehensive income (loss):
Unrealized gain on securities available for sale, net of tax of $5,052, $1,715, and $24,572	9,481	5,585	45,631
Reclassification adjustment for net loss (gain) on securities included in net income, net of tax of $468, $0, and $0	868	(13,896)	(5)
Unrealized gain on securities transferred from available for sale to held to maturity, net of tax of $6,479, $912, and $0	12,032	1,693	—
Amortization of unrealized loss on securities transferred to held to maturity, net of tax of ($1,365), ($6), and $0	(2,535)	(12)	—
Unrealized loss on qualifying cash flow hedges, net of change and reclassification, net of tax of ($2,603), $0, and ($3,478)	(4,834)	(5,721)	(6,459)
Change in unrecognized pension and post retirement costs, net of tax of ($364), $0, and $1,795	(676)	(712)	3,334

Total other comprehensive income (loss)	14,336	(13,063)	42,501

Total comprehensive income (loss)	$21,003	$(305,988)	$(471,712)

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